Exhibit 12


REEBOK INTERNATIONAL LTD.
(Amounts in Thousands)


Exhibit 12 - Statement RE:  Computation of Ratio of Earnings to
Fixed Charges

                                         Nine Months Ended
                                  September 30,     September 30,
                                      1995              1994
                                  ____________      ____________

Earnings
  Pretax Income                      $262,476         $324,922
  Add:
    Interest on indebtedness           19,611           13,757
    Amortization of debt
      discount issuance costs             628              647
    Portion of rent representative
      of the interest factor            7,188            7,218
                                      _______          _______
    Income as adjusted               $289,903         $346,544
                                      =======          =======

Fixed Charges
  Interest on indebtedness           $ 19,611         $ 13,757
  Amortization of debt discount
    and issuance costs                    628              647
  Portion of rent representative
    of the interest factor              7,188            7,218
                                      _______          _______
  Fixed charges                      $ 27,427         $ 21,622
                                      =======          =======

  Ratio of earnings to fixed
    charges                              10.6             16.0



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